EXHIBIT 10.22

THIRD AMENDMENT TO PROMISSORY NOTE

AND LINE OF CREDIT AGREEMENT

THIS THIRD AMENDMENT TO PROMISSORY NOTE AND LINE OF CREDIT AGREEMENT (this "Agreement"), dated as of September 8, 2026, by and between MED-X, INC. (the "Borrower") and MATTHEW MILLS and JENNIFER MILLS (the "Lender" and/or their successors and assigns (collectively, with the Lender, the "Holder")).

WHEREAS, Borrower and Lender are parties to that certain Line of Credit Agreement dated as of August 6, 2022 (the "Line of Credit Agreement") and the related Promissory Note in the original principal amount of $500,000 (the "Original Note");

WHEREAS, the Original Note was amended by an Amendment to Promissory Note (the "First Amendment") and by the Second Amendment to Promissory Note dated as of April 13, 2026 (the "Second Amendment," and together with the Original Note and First Amendment, the "Note");

WHEREAS, the Second Amendment established a Maturity Date two (2) years from April 13, 2026 and permitted prepayment before the Maturity Date consistent with Section 2.5 of the Line of Credit Agreement; and

WHEREAS, Borrower and Lender desire to preserve that Maturity Date while limiting voluntary prepayment before such date as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto agree as follows:

 AGREEMENT

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Note and/or the Line of Credit Agreement. "Streeterville Financing" means all indebtedness and other payment obligations of Borrower to Streeterville Capital, LLC under any securities agreement or other financing documents between Borrower and Streeterville Capital, LLC in effect as of the date of this Agreement, as any such document may be signed, amended, restated, supplemented, extended, renewed or refinanced from time to time.

2. Maturity Date. Notwithstanding anything to the contrary contained in the Note, the First Amendment, the Second Amendment or the Line of Credit Agreement, the entire Principal Indebtedness, together with all accrued and unpaid interest, shall be due and payable in full on April 13, 2028 (the "Maturity Date"), except upon acceleration following an Event of Default as provided in the Line of Credit Agreement. The definition of "Maturity Date" contained in Article I of the Line of Credit Agreement, as previously amended, is hereby deleted in its entirety and replaced with the following: "Maturity Date" means April 13, 2028.

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3. Prepayment. Section (d) of the Note, as amended by the Second Amendment, is hereby deleted in its entirety and replaced with the following:

"(d) Prepayment. Notwithstanding anything to the contrary in this Note or the Line of Credit Agreement, Borrower may prepay this Note, in whole or in part, prior to the Maturity Date, without premium or penalty, only if, immediately before and after giving effect to such prepayment:

(i)	all principal, accrued interest, fees and other amounts then due and payable by Borrower to Streeterville Capital, LLC under the Streeterville Financing have been paid in full; and

(ii)

Borrower has determined in good faith, based on its then-current cash resources, liabilities, operating forecast and reasonably anticipated funding needs, that such prepayment would not reasonably be expected to cause, contribute to or exacerbate substantial doubt regarding Borrower's ability to continue as a going concern for the twelve (12) months following such prepayment and would not materially impair Borrower's ability to pay its obligations as they become due.

The determination under clause (ii) shall be evidenced by a written certification of Borrower's Chief Financial Officer. These restrictions apply only to voluntary prepayments before the Maturity Date and do not extend or otherwise modify the Maturity Date."

4. Line of Credit Prepayment Provision. Section 2.5 of the Line of Credit Agreement is hereby deleted in its entirety and replaced with the following:

"2.5 Prepayment. Borrower may prepay, in whole or in part, the Principal Indebtedness of the Line of Credit prior to the Maturity Date only to the extent permitted by Section (d) of the Note, as amended by the Third Amendment to Promissory Note and Line of Credit Agreement, and without payment of any premium or penalty."

5. Payment at Maturity; Other Rights. Nothing in this Agreement conditions or defers Borrower's obligation to pay all amounts due on the Maturity Date or otherwise alters any rights or remedies arising from an Event of Default. The restrictions in Section 3 apply solely to voluntary prepayments before the Maturity Date.

6. Ratification and Priority. Except as specifically modified herein, the Note and the Line of Credit Agreement remain in full force and effect and are hereby ratified and confirmed. All references to the "Note" shall mean the Note as amended by this Agreement. In the event of any inconsistency between this Agreement and the Note or the Line of Credit Agreement, this Agreement shall control.

7. Miscellaneous. This Agreement may be executed in counterparts and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, this THIRD AMENDMENT TO PROMISSORY NOTE AND LINE OF CREDIT AGREEMENT has been executed by the parties as of the day and year first set forth above.

MED-X, INC.

By:
Ronald J Tchorzewski
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

Matthew Mills, Lender

Jennifer Mills, Lender

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